Exhibit 10.17

Blue Acquisition Group, Inc.

c/o Kohlberg Kravis Roberts & Co. L.P.

9 W. 57th St., Suite 4200

New York, New York 10019

March 8, 2011

Mr. Neil Harrison

Vestar Capital Partners

245 Park Avenue

New York, NY 10167

Dear Neil:

We are delighted you have agreed to join the Del Monte Foods Company (the “Company”) as its interim Chief Executive Officer (“CEO”) immediately following the consummation of the expected acquisition of the Company by Blue Acquisition Group, Inc. (“Parent”).

We and you agree that you will serve as the interim CEO of Parent, the Company and Del Monte Corporation for so long as you and the board of directors of Parent mutually agree, but that it is anticipated that you will serve as interim CEO for up to six months. For your services rendered hereunder, the Company will pay you a salary of One-Hundred Thousand Dollars ($100,000) per month, pursuant to the normal payroll practices of the Company. In connection with your performance of services hereunder, the Company shall also directly pay or shall fully reimburse you for all customary and reasonable expenses incurred by you in order to perform your duties as the interim CEO, including expenses for travel, lodging, and other related expenses. As an officer and member of the board of directors of Parent, the Company and Del Monte Corporation (such membership on the board of directors of Parent, the Company and Del Monte Corporation to continue to the extent you remain a designee of the Vestar funds), you shall also be covered by director and officers’ insurance to the same extent as other officers of the Company and Del Monte Corporation, and you will be eligible for all other perquisites and benefits that senior executives of the Company and Del Monte Corporation enjoy.

We and you acknowledge that the provisions of this letter agreement shall be null and void and of no further effect if the closing of the acquisition of the Company by Parent does not occur. This Letter Agreement shall be governed by and construed in accordance with the laws of New York without regard to principles of conflicts of law.

Neil, we appreciate your willingness to serve as the interim CEO of Parent, the Company and Del Monte Corporation and look forward to working with you.

Very truly yours,

Blue Acquisition Group, Inc.

By:	/s/ Simon Brown
Name: Simon Brown
Title: President and Chief Executive Officer